Exhibit 21.1

SUBSIDIARIES OF SUNBURST ACQUISITIONS V, INC.

Name	Jurisdiction

Reliant Galaxy International Limited (BVI)	British Virgin Islands
Sure Rich Investment (Group) Limited (HK)	Hong Kong
Fujian Jin’ou Trading Co., Ltd. (PRC)	People's Republic of China
Fenyang Huaxin Wine Industry Development Co., Ltd. (PRC)	People's Republic of China
Fenyang Jinqiang Wine Co., Ltd. (PRC)	People's Republic of China
Beijing Huaxin Tianchuang Enterprise Management Consulting Co., Ltd. (PRC)	People's Republic of China